Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 12:

We consent to the use of our reports, dated May 15, 2019, with respect to the financial statements and financial highlights of PGIM US Real Estate Fund (formerly Prudential US Real Estate Fund), PGIM Short Duration Muni High Income Fund (formerly Prudential Short Duration Muni High Income Fund), PGIM QMA Long-Short Equity Fund (formerly Prudential QMA Long-Short Equity Fund), and PGIM QMA Large-Cap Core Equity PLUS Fund (formerly Prudential QMA Large-Cap Core Equity PLUS Fund), each a series of Prudential Investment Portfolios 12, as of March 31, 2019, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements”” in the statements of additional information.

New York, New York

May 24, 2019